Exhibit (d)(4)

PRIVATE AND CONFIDENTIAL

January 28, 2014

Chaperone Holdings, Inc.

c/o Monomoy Capital Management, L.P.

142 West 57th Street

New York, NY 10019

Attention: Justin Hillenbrand

Ladies and Gentlemen:

You have requested information from Cobra Electronics Corporation, a Delaware corporation (the “Company”), in connection with your consideration of a possible negotiated transaction between us pursuant to which you or one of your affiliates (including, without limitation, your indirect, wholly-owned subsidiary, Escort Inc.) would directly or indirectly acquire all of the outstanding capital stock of the Company (the “Possible Transaction”). The Company is willing to furnish such information to you only for the purpose of evaluating, negotiating and consummating the Possible Transaction and pursuant to the terms of this letter agreement (this “Agreement”).

1. Proprietary Information; Other Defined Terms.

(a) All information concerning or relating to the Company or any of its subsidiaries (whether prepared by the Company, its Representatives or otherwise) and furnished by or on behalf of the Company to you or any of your affiliates or Representatives (as defined below), including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, furnished on or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by you or any of your affiliates or Representatives to the extent they contain, reference, reflect or are based upon, in whole or in part, any information so furnished to you or any of your affiliates or Representatives pursuant hereto (such notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials are referred to herein as “Derivative Materials”), is referred to herein as “Proprietary Information”. Proprietary Information does not include information that (i) was or becomes available to you or any of your affiliates or Representatives on a basis not known by you to be in violation of any legal, fiduciary or contractual duty, from a source other than the Company or any of its Representatives, (ii) was or becomes generally available to and known by the public (other than as a result of a breach by you or any of your affiliates or Representatives of this Agreement), (iii) is already lawfully in your or any of your affiliates’ possession, provided that neither you nor any of your affiliates know (after reasonably inquiry) that you or such affiliate is subject to another confidentiality agreement or other obligation of secrecy to the Company or any of its affiliates with respect to such information or (iv) was or is independently developed by you or your affiliates or Representatives (on your behalf) without reference to or reliance upon the Proprietary Information.

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(b) For purposes of this Agreement, references herein to “you” shall mean only you and your subsidiaries’ respective officers, directors, and employees and references to your “Representatives” shall mean your and your affiliates’ respective investment bankers, financial advisors, accountants, counsel, consultants and, with the prior written consent of the Company, potential sources of capital or financing (debt, equity or otherwise) and other agents and representatives, and “Representatives” in respect of the Company shall mean its officers, directors, employees, investment bankers, financial advisors, accountants, counsel, consultants and other agents and representatives. As used in this Agreement, (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, limited liability company, partnership, joint venture, trust, other entity or individual and (ii) the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Use of Proprietary Information and Confidentiality; Transaction Information to Remain Confidential. Except as (i) otherwise permitted under this Agreement, (ii) otherwise agreed to in writing by the Company, or (iii) required by applicable law, regulation, stock exchange rule or other market or reporting system or by legal, judicial, regulatory or administrative process (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) (“Legally Required”), but, in any such case described in the foregoing clause (iii), only if such requirement did not arise as a result of your or any of your affiliates’ or Representatives’ breach of or non-compliance with the terms of this Agreement, you shall (a) keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person other than your affiliates or Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating, negotiating, advising or financing with respect to the Possible Transaction (all of whom shall be informed of the confidential nature of such Proprietary Information and that by receiving such Proprietary Information they are required to comply with the terms of this Agreement relating to the confidential treatment of such Proprietary Information) and cause your affiliates and Representatives to treat such Proprietary Information in a confidential manner and in accordance with the terms hereof, (b) not use Proprietary Information for any purpose other than in connection with evaluating, negotiating, advising or financing with respect to the Possible Transaction or the consummation of the Possible Transaction, and (c) not disclose to any person (other than your affiliates or Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction or who otherwise need to know for the purpose of evaluating, negotiating, advising or financing with respect to the Possible Transaction and, in any such case, whom you will cause to observe the terms of this Agreement relating to the confidential treatment of Transaction Information (as defined below)) the existence or terms of this Agreement, that Proprietary Information has been made available, that you are considering the Possible Transaction, that you are subject to any of the restrictions set forth in this Agreement, that investigations, discussions or negotiations are taking or have taken place concerning the Possible Transaction or involving the Company, any term, condition or other matter relating to the Possible Transaction or such investigations, discussions or negotiations, including, without

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limitation, the status thereof (the items described in this clause (c), “Transaction Information”); provided, however, that if the Company or any of its Representatives publicly discloses any Transaction Information relating to you, then you and your affiliates and Representatives shall no longer be bound by the provisions of this sentence. From the date hereof until the end of the Standstill Period (as defined in Paragraph 7), neither you nor any of your affiliates or Representatives (solely to the extent such Representative was acting on your or any of your affiliate’s behalf or at your or any of your affiliate’s direction) will without the prior written consent of the Company, (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to the Possible Transaction or (ii) except as among you, your affiliates and your Representatives, enter into any agreement, arrangement or understanding (whether written or oral), or engage in any contact or communications, with any other person regarding any possible transaction with the Company or any of its subsidiaries (including, without limitation, the debt or equity financing thereof, but excluding ordinary course commercial transactions). You hereby represent and warrant that, (A) prior to your execution of this Agreement, neither you nor any of your affiliates or Representatives (solely to the extent such Representative was acting on your or any of your affiliate’s behalf or at your or any of your affiliate’s direction) has taken any prohibited action referred to in clause (i) of the immediately preceding sentence and (B) except for your agreement with Houlihan Lokey Capital, Inc., you have not entered into any agreement, arrangement or understanding (whether written or oral) with any other person regarding any possible transaction with the Company or any of its subsidiaries (including, without limitation, the debt or equity financing thereof). Without limiting the foregoing, you agree that you will not, and will cause your affiliates and your Representatives (solely to the extent such Representative was acting on your or any of your affiliate’s behalf or at your or any of your affiliate’s direction) not to, without the prior written consent of the Company, enter into any exclusive arrangement with a source of capital or debt financing (debt, equity or otherwise) in connection with a possible transaction (excluding ordinary course commercial transactions) with the Company or any of its subsidiaries. For purposes of this Agreement, any agreement, arrangement or understanding, whether written or oral, with any potential source of capital or debt financing (debt, equity or otherwise) which contractually limits, restricts or otherwise impairs in any manner such source from consummating any possible transaction (excluding ordinary course commercial transactions) with the Company or any of its subsidiaries or acting as a potential source of capital or debt financing (debt, equity or otherwise) to any other party with respect to any possible transaction with the Company or any of its subsidiaries shall be deemed an exclusive arrangement. Except as (i) otherwise agreed to in writing by you, or (ii) Legally Required, none of the Company or any of its Representatives shall disclose to any person (other than the Company’s subsidiaries and its and their respective Representatives who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction or who otherwise need to know for the purpose of evaluating, negotiating, advising or financing with respect to the Possible Transaction and, in any such case, whom the Company will cause to observe the terms of this Agreement relating to the confidential treatment of Transaction Information) any Transaction Information that reveals your identity or the identity of any of your affiliates or specifically identifiable characteristics of you or any of your affiliates.

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3. Legally Required Disclosure. In the event that you (or any of your affiliates or Representatives) should be Legally Required to disclose any Proprietary Information or Transaction Information, you shall, to the extent legally permissible and in advance of such disclosure, provide the Company with prompt written notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any such disclosure, with a list of any Proprietary Information or Transaction Information that you intend (or that your affiliate or Representative intends) to disclose (and, if applicable, the text of the disclosure language itself) and to cooperate with the Company (at its expense) to the extent it may seek to limit such disclosure. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company after a request in writing therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are (or any of your affiliates or Representatives is) Legally Required to disclose any Proprietary Information or Transaction Information in any legal, judicial, regulatory or administrative process, you or your affiliate or Representative, as applicable, (a) will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that Proprietary Information or Transaction Information, as applicable, and (b) may disclose, without liability hereunder, only such portion of the Proprietary Information or Transaction Information that, according to advice of counsel, is legally required to be disclosed (the “Public Disclosure”); provided, however, that, prior to such disclosure, you shall have (i) to the extent legally permissible, provided the Company with the text of the Public Disclosure as far in advance of its disclosure as is practicable and (ii) considered in good faith the Company’s suggestions concerning the scope and nature of the information to be contained in the Public Disclosure. Notwithstanding the foregoing, there shall be no obligation for you to provide such notice or disclosure to the Company with respect to normal course disclosure made to a regulatory body or other governmental authority that does not specifically target the Company or the Possible Transaction.

4. Responsibility for Representatives. You agree that you shall, at your sole expense, undertake all reasonable measures necessary or appropriate to prevent the use of any Proprietary Information or Transaction Information in any way that would violate any antitrust or other applicable law. You agree that you will be responsible for any breach of this Agreement by you or breach of any of your affiliates or Representatives of the terms applicable to such affiliate or Representative and that you will indemnify the Company for all damages arising from the foregoing. You are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information about the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

5. No Representations Regarding Proprietary Information.

(a) You understand and agree that neither the Company nor any of its affiliates or Representatives makes any representation or warranty, express or implied, on which you may rely as to the accuracy or completeness of the Proprietary Information for your purposes and that

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only those representations and warranties made by the Company in a subsequent definitive written agreement related to the Possible Transaction, if any, and subject to such limitations and restrictions as may be specified therein, shall have any legal effect. You agree that, other than as may be set forth in such definitive written agreement, neither the Company nor any of its affiliates or Representatives shall have any liability whatsoever to you or any of your affiliates or Representatives, including, without limitation, in contract, tort or under federal or state securities laws, relating to or resulting from the use of the Proprietary Information or any errors therein or omissions therefrom. Notwithstanding the foregoing, nothing herein shall be deemed to waive any claims made in respect of any representations or warranties included in any binding provisions of a letter of intent or similar agreement between you or one of your affiliates, on the one hand, and the Company, on the other hand.

(b) Without limiting the generality of Paragraph 5(a), the Proprietary Information may include certain statements, estimates and projections with respect to the Company’s anticipated future performance. Such statements, estimates and projections reflect various assumptions made by the Company, which assumptions may or may not prove to be correct, and are subject to various risks and uncertainties. No representations, warranties or assurances are made by the Company or any of its affiliates or Representatives as to such assumptions, statements, estimates or projections, including, without limitation, any budgets, and you hereby waive any claims in respect thereof.

(c) Except as provided in any definitive written agreement or the binding provisions of a letter of intent or similar agreement between you or any of your affiliates, on the one hand, and the Company on the other hand, you acknowledge and agree that the Company reserves the right, in its sole and absolute discretion, to reject all proposals and to terminate discussions and negotiations with you at any time for any reason whatsoever.

6. Return or Destruction of Evaluation Material. If you determine that you do not wish to proceed with the Possible Transaction, you shall promptly advise the Company of that decision in writing. In such case, or if the Possible Transaction is not consummated or upon the Company’s request, you shall (and shall cause your affiliates and Representatives to) promptly (and in any event within five business days) either (at your option) return to the Company or destroy (and confirm in writing to the Company) all copies or other reproductions of Proprietary Information, other than any Derivative Material, in your possession or the possession of any of your affiliates or Representatives and shall not retain any copies or other reproductions, in whole or in part, of such material. You shall destroy all Derivative Material (including, without limitation, expunging all such Derivative Material from any computer, word processor or other device containing such information), and such destruction will be confirmed in writing to the Company; provided, however, that you may retain data or electronic records containing Derivative Materials for the purposes of backup, recovery, contingency planning or business continuity planning so long as such data or records are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency planning or business continuity planning purposes (or to prove compliance with, or to enforce your rights under, this Agreement). Notwithstanding the foregoing, you and your Representatives may each

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keep copies of the Proprietary Information and Derivative Material to the extent such is required for you to comply with applicable law or regulation or pursuant to a bona fide internal document retention policy (a “Retained Material”), provided that the Retained Material shall remain subject to the confidentiality restrictions set forth herein for the shorter of (i) three years and (ii) so long as the Retained Material is retained by any such person. Notwithstanding the return or destruction of Proprietary Information required by this Paragraph 6, you and your affiliates and Representatives shall continue to be bound by all obligations hereunder in accordance with the terms hereof.

7. Standstill. You hereby represent to the Company that, as of the date hereof, neither you nor any of your affiliates has beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company or any of its subsidiaries other than common stock that in the aggregate represents less than 1% of the outstanding common stock of the Company. In consideration for your being furnished with Proprietary Information, you agree that, unless specifically requested in writing in advance by the Company’s board of directors or to the extent permitted pursuant to a definitive written agreement between you or one of your affiliates, on the one hand, and the Company, on the other hand, to effect a Possible Transaction, neither you nor any of your affiliates or Representatives (solely to the extent such Representatives are acting on behalf of, or in concert with, you or any of your affiliates) will, at any time during the period from the date hereof through March 15, 2014 (such period, the “Standstill Period”) (or, at any time during such period, assist, advise, act in concert or participate with or encourage others to): (a) acquire (or agree, offer, seek or propose to acquire, in each case, publicly or privately), by purchase, tender offer, exchange offer, agreement or business combination or in any other manner, any ownership, including, but not limited to, beneficial ownership, as defined in Rule 13d-3 under the Exchange Act, of all or any material portion of the consolidated assets or businesses or any securities of the Company or any direct or indirect subsidiary thereof, or any rights or options to acquire such ownership (including from any third party); (b) publicly or privately offer to enter into, or publicly or privately propose, any merger, business combination, recapitalization, restructuring or other extraordinary transaction with the Company or any direct or indirect subsidiary thereof; (c) initiate any stockholder proposal or the convening of a stockholders’ meeting of or involving the Company or any direct or indirect subsidiary thereof; (d) solicit proxies (as such terms are defined in Rule 14a-l under the Exchange Act), whether or not such solicitation is exempt pursuant to Rule 14a-2 under the Exchange Act, with respect to any matter from, or otherwise seek to influence, advise or direct the vote of, holders of any shares of capital stock of the Company or any securities convertible into, exchangeable for or exercisable for (in each case, whether currently or upon the occurrence of any contingency) such capital stock, or make any communication exempted from the definition of solicitation by Rule 14a-l(I)(2)(iv) under the Exchange Act; (e) otherwise seek or propose to influence, advise, change or control the management, board of directors, governing instruments, affairs or policies of the Company or any direct or indirect subsidiary thereof; (f) enter into any discussions, negotiations, agreements, arrangements or understandings with any other person with respect to any matter described in the foregoing clauses (a) through (e) or form, join or participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) to vote, acquire or dispose of any securities of the Company or any of its direct or indirect

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subsidiaries; (g) request that the Company (or any of its Representatives) amend, waive, grant any consent under or otherwise not enforce any provision of this Paragraph 7, or refer to any desire or intention, but for this Paragraph 7, to do so; or (h) make any public disclosure, or take any action that could reasonably be expected to require you or the Company to make a public disclosure, with respect to any of the matters set forth in this Agreement. For purposes of this Paragraph 7, the following will be deemed to be an acquisition of beneficial ownership of securities: (1) establishing or increasing a call equivalent position, or liquidating or decreasing a put equivalent position, with respect to such securities within the meaning of Section 16 of the Exchange Act; or (2) entering into any swap or other arrangement that results in the acquisition of any of the economic consequences of ownership of such securities, whether such transaction is to be settled by delivery of such securities, in cash or otherwise. For the avoidance of doubt, nothing herein (including without limitation the provisions of clause (b) of Paragraph 2), shall prohibit or in any way preclude you or any of your affiliates from taking any action described in this Paragraph 7 following the end of the Standstill Period (it being understood and agreed that you and your affiliates and your Representatives shall continue to be subject to the confidentiality obligations regarding the Proprietary Information as set forth herein). Nothing in this Paragraph 7 shall prohibit you or any of your affiliates or Representatives from (A) engaging in discussions or negotiations with the financial advisors or outside counsel of the Company (or with the permission of the Company, the other Representatives of the Company) with respect to a Possible Transaction or (B) if approved by the Strategic Transaction Committee, entering into a definitive agreement to effect a Possible Transaction.

8. No Solicitation of Employees. You agree that, without the prior written consent of the Company, you and your affiliates will not, for a period of eighteen months from the date hereof, directly or indirectly, solicit the services of or employ, as employee, consultant or otherwise, (i) any officer of the Company or (ii) any other management-level employee the Company or any of its direct or indirect subsidiaries and about whom the Company provided substantive confidential information regarding such person’s skills and role in the Company’s organization to facilitate any evaluation of, or otherwise in connection with, the Possible Transaction (any such person described in clause (ii) referred to herein as an “Other Employee”); provided, however, that the foregoing shall not preclude (1) the hiring of Other Employees who apply for employment with you on their own initiative without direct or indirect inducement or encouragement by you or any of your affiliates, (2) the solicitation (or employment as a result of the solicitation) of (A) Other Employees whose employment with the Company has been terminated for at least thirty days or (B) former officers of the Company whose employment with the Company has been terminated for at least six (6) months, or (3) the solicitation (or employment as a result of the solicitation) of Other Employees or officers through public advertisements or general solicitations that are not specifically targeted at such person(s). You agree that, until the execution of a definitive written agreement regarding the Possible Transaction, you and your affiliates and Representatives will not, without the prior written consent of the Company, engage in discussions with management of the Company regarding the terms of their post-transaction employment or equity participation as part of, in connection with or after a Possible Transaction.

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9. Ownership of Proprietary Information. You agree that the Company is and shall remain the exclusive owner of the Proprietary Information and all patent, copyright, trade secret, trademark, domain name and other intellectual property rights therein. No license or conveyance of any such rights to you or any of your affiliates or Representatives is granted or implied under this Agreement.

10. Miscellaneous.

(a) Each of the parties hereto acknowledges that irreparable damage may occur to the other party if any of the provisions of this Agreement were not performed by the applicable party (the “Breaching Party”) in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other party, without prejudice to any rights and remedies otherwise available, shall be entitled to seek equitable relief, including, without limitation, specific performance and injunction, in the event of any breach or threatened breach by the Breaching Party or any of its affiliates or Representatives of the provisions of this Agreement applicable to such person. Neither party will oppose the granting of such relief on the basis that the non-Breaching Party has an adequate remedy at law. Each party also agrees not to seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the non-Breaching Party’s seeking or obtaining such relief.

(b) Each party agrees that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Any party’s waiver of any right, power or privilege hereunder, and any party’s consent to any action that requires its consent hereunder, shall be effective only if given in writing by such party.

(c) If any provision contained in this Agreement or the application thereof to you, the Company or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any applicable law as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. In the case of any such invalidity, illegality or unenforceability, such invalid, illegal or unenforceable provision shall be replaced with one that most closely approximates the effect of such provision that is not invalid, illegal or unenforceable. Should a court refuse to so replace such provision, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties hereto.

(d) This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any assignment of this Agreement by either party (including by operation of law) without the prior written consent of the other party shall be void; provided, that, any purchaser of the Company or of all, or substantially all, of the Company’s assets shall be entitled to the benefits of this Agreement, whether or not this Agreement is assigned to such purchaser.

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(e) This Agreement (i) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, negotiations, agreements, arrangements and understandings between the parties hereto with respect to the subject matter hereof, (ii) may be amended or modified only in a written instrument executed by the parties hereto, and (iii) shall, except as otherwise specifically set forth herein, cease to be effective two years after the date hereof; provided, however, that the confidentiality provisions contained herein shall continue to apply to you or your Representatives, as the case may be, in accordance with Paragraph 6.

(f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each party hereto irrevocably and unconditionally consents to submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the United States of America, in each case located in the county of New Castle, Delaware, for such actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding related thereto except in such courts). Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental entity anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the preceding sentence. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in the courts of the State of Delaware and the United States of America, in each case in the county of New Castle, Delaware, and further waives the right to, and agrees not to, plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Service of any process, summons, notice or document by U.S. registered mail to your address set forth below or to the Company’s address set forth below shall be effective service of process for any action, suit or proceeding brought against you or the Company, as applicable, in any court of competent jurisdiction. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. In the event of litigation relating to this Agreement, the non-prevailing party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the prevailing party has incurred in connection with such litigation, including any appeal therefrom.

(g) It is understood that all communications regarding the Possible Transaction or requests for information, facility tours or management meetings will be submitted or directed only to William Blair & Company, LLC (Mark Brady, Global Head of Mergers and Acquisitions, (312) 364-8853, mbrady@williamblair.com) or as otherwise directed in writing by the Company or William & Blair Company, LLC. Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (i) delivered personally or by overnight courier service (costs prepaid), (ii) sent by facsimile or

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e-mail with confirmation of transmission by the transmitting equipment, or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case, subject to the preceding sentence, to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as such party may designate by a written notice delivered to the other party hereto). You also agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business and unrelated to the Possible Transaction) with any Representative (other than the Company’s financial advisors or outside counsel who are participating in evaluating, negotiating, advising or financing with respect to the Possible Transaction), customer or supplier of the Company (or any of its affiliates) regarding the Possible Transaction, except with the express permission of the Company. When this Agreement calls for the consent of the Company, instructions by the Company, waivers by the Company or any similar actions by the Company, it means a consent, instruction, waiver or similar action by the Strategic Transaction Committee of the Company’s board of directors or any person designated by the Strategic Transaction Committee of the Company’s board of directors.

(h) You agree that unless a definitive agreement is executed and delivered with respect to the Possible Transaction (in which case, until such execution and delivery), neither the Company nor you intends to be, nor shall either of us be, under any legal obligation with respect to the Possible Transaction or otherwise, by virtue of any written or oral expressions by our respective Representatives with respect to the Possible Transaction, except for the matters specifically agreed to in this Agreement.

(i) For the convenience of the parties, this Agreement may be executed by PDF or facsimile and in counterparts, each of which shall be deemed to be an original, and both of which, taken together, shall constitute one agreement binding on both parties hereto.

(j) Notwithstanding anything contained herein to the contrary, this Agreement shall not bind or apply to any of your Representatives or affiliates (including, without limitation, any portfolio companies of your affiliates) who have not received, or received access to, any Proprietary Information and have not been made aware of any Transaction Information, provided that such affiliates or Representatives are not acting at your direction or at the direction of your affiliates or Representatives who have received, or received access to, any Proprietary Information or otherwise been made aware of any Transaction Information. You hereby represent (and the Company acknowledges the same) that you are a portfolio company of a fund managed by Monomoy Capital Management, L.P. (“MCP”), a private investment firm whose funds under management invest in and/or acquire companies. Nothing contained herein shall be construed to limit or prevent you, MCP or any of your or MCP’s affiliates, or funds managed by MCP, from investing in or acquiring (or considering investing in or acquiring) any entity (other than the Company and its subsidiaries), even those engaged in the same or related businesses as that engaged in (or proposed to be engaged in) by the Company, regardless of whether you or any of your affiliates consummate a Possible Transaction. None of you or any of your affiliates or Representatives shall provide any Proprietary Information or Transaction Information to any

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other portfolio companies of MCP or its affiliates or funds managed by MCP (excluding, for the avoidance of doubt, the Company and its direct and indirect parent entities and subsidiaries).

[Signature Page Follows]

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this Agreement enclosed herewith.

Very truly yours,

Cobra Electronics Corporation

By:	/s/ James R. Bazet
Name: James R. Bazet
Title: Chairman and Chief Executive Officer

Address:	6500 West Cortland Street Chicago, IL 60707

Facsimile No.:	(773) 889-8901

E-mail Address:	jbazet@cobra.com

Attention:	Chairman and Chief Executive Officer

Accepted and Agreed

as of the date

first written above:

Chaperone Holdings, Inc.

By:	/s/ Justin Hillenbrand
Name: Justin Hillenbrand
Title: President

Address:

c/o Monomoy Capital Management, L.P.

142 West 57th Street

New York, NY 10019

Facsimile No.: (212) 699-4010

E-mail Address: jhillenbrand@mcpfunds.com

Attention: Justin Hillenbrand